Exhibit 10.85

FEBRUARY 2025 LINICO ACQUISITION & SETTLEMENT AGREEMENT SUPPLEMENT

This February 2025 LINICO Acquisition & Settlement Agreement Supplement (this “Supplement”) dated February 28, 2025, by and between (“Mr. Vogel”), and Comstock Inc., a Nevada corporation (“LODE”). Mr. Vogel and LODE each may be hereinafter referred to as a “Party” and together as the “Parties.”

RECITALS:

A.

Reference is made to that certain Confidential Complete and Permanent Settlement Agreement and Release, dated December 30, 2021, as other heretofore amended, restated and supplemented (the “Agreement”), entered into by and among Mr. Vogel, LINICO Corporation, a Nevada corporation (the “Company”), LODE and Aqua Metals, Inc., a Delaware corporation (“AQMS”). The Agreement provided for the settlement of certain employment matters involving Mr. Vogel and the transfer of equity in the Company.

B.	Pursuant to the Agreement, $3,218,853 (the “Outstanding Amount”) remains payable to Mr. Vogel.

C.	Pursuant to the Agreement, 3,500,000 common shares of LODE (“LODE Shares”) were issued to Mr. Vogel.

D.	The Parties wish to supplement the Agreement to provide for the issuance of additional LODE Shares and extend the time period in which LODE will make certain cash payments to Mr. Vogel.

E.	Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement.

AGREEMENTS:

In consideration of these recitals and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1)

Notwithstanding anything to the contrary in the Agreement, the Parties hereby agree that LODE will make cash payments of $48,853 upon signing of this Supplement, plus $50,000 no later than March 15, 2025, and plus $50,000 no later than April 15, 2025.

2)

LODE hereby agrees to issue additional 775,000 LODE Shares with a value of in excess of $2.2 million (commencing post-split on February 25, 2025), which Mr. Vogel shall be entitled to sell starting on the date that resale registration statement is declared effective by the U.S. Securities Exchange Commission (the “SEC”) with respect to the LODE Shares. As soon as practicable after the date hereof, LODE hereby covenants and agrees to file a resale registration statement with respect to the SEC and cause such resale registration statement to be declared effective.

a)

If by May 15, 2025, resale registration has not been declared effective, then LODE shall continue to make cash payments increasing to $100,000 each month thereafter, paid no later than the 15th day, until registration is declared effective.

b)

If for any reason whatsoever LODE fails to cause such resale registration statement to be declared effective by August 15, 2025, then Mr. Vogel shall be entitled to the full Outstanding Amount, and LODE shall not be entitled to any Overage pursuant to paragraph 3 below.

c)

If there is a shortfall between $2,200,000 or the full Outstanding Amount where paragraph 2(b) is applicable, and the aggregate monthly payments plus the proceeds of LODE Shares sold, then LODE shall make a cash payment to Mr. Vogel in the amount of any such shortfall within 60 days. In the event the shortfall has not been paid within 60 days, interest shall apply to the balance shortfall amount, calculated daily at the rate of 14% per annum.

3)

After $2,200,000 has been received from the sale of LODE Shares, Mr. Vogel shall return any cash proceeds or LODE Shares still held (such excess cash proceeds or LODE Shares, the “Overage”). Subject to paragraph 2(b) above not being applicable, Mr. Vogel hereby covenants and agrees that upon receipt of payments described in paragraph 1 above and $2,200,000 pursuant to this paragraph 3, the Outstanding Amount shall be deemed to be fully paid and satisfied in full. This paragraph 3 shall not apply where paragraph 2(b) above is applicable, in which case the full Outstanding Amount of $3,218,853 shall be paid to Mr. Vogel and LODE shall not be entitled to the Overage stated herein.

4)

If Mr. Vogel is subject to any federal, state, local, foreign or other income, employment or other taxes on the Overage, LODE shall pay to Mr. Vogel such taxes owed on the Overage (the “Tax Gross Up Payment”). Such Tax Gross Up Payment shall be made by LODE within 60 days of receiving written notice from Mr. Vogel of the relevant taxes that are payable to the relevant taxing authority. In the event such LODE Tax Gross Up is not paid to Mr. Vogel within 60 days of notification and furthermore such late payment incurs interest or penalty charges from the relevant taxing authority, then Mr. Vogel shall notify LODE as soon as reasonably practical upon being notified of such penalty or interest charges incurred, and LODE shall pay such penalty or interest amounts owing within 30 days of notification. In the event such penalty or interest charges incurred on the Tax Gross Up are not paid within 30 days of notice, interest shall be applied to the unpaid balance amount calculated daily at the rate applied by the relevant taxing authority.

5)

As to payment arrangements between Mr. Vogel and LODE, this Supplement supersedes the Agreement and any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

6)

This Supplement may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument. Counterpart signature pages may be delivered by fax or e-mail.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Supplement as of the date first set forth above.

/s/ Michael Vogel

Michael Vogel

COMSTOCK INC.

/s/ Corrado De Gasperis

Corrado De Gasperis, Executive Chairman and CEO